Exhibit 99.1

Sunshine Biopharma, Inc. Announces Pricing of $19.5 Million Private Placement Priced At-the-Market

MONTREAL, April 26, 2022 (GLOBE NEWSWIRE) -- Sunshine Biopharma, Inc. (NASDAQ: “SBFM” and “SBFMW”) (the “Company” or “Sunshine Biopharma”), a pharmaceutical company focused on the research, development and commercialization of oncology and antiviral drugs, today announced that it entered into a securities purchase agreement with certain institutional and accredited investors for aggregate gross proceeds of approximately $19.5 million, before deducting fees to the placement agent and other offering expenses payable by the Company.

In connection with the offering, the Company will issue 4,862,845 units and pre-funded units at a purchase price of $4.01 per unit, priced at-the-market under Nasdaq rules. Each unit and pre-funded unit consist of 1 share of common stock or common stock equivalent, and 2 non-tradable warrants, each warrant exercisable for one share of common stock for $3.76 (for a total of 9,725,690 shares underlying the warrants). The warrants have a term equal to five years from the issuance date. No actual units will be issued in the offering. Assuming the exercise in full of any pre-funded warrants and none of the non-tradable warrants, the Company will have 18,885,632 shares of common stock issued and outstanding at completion of the offering.

The offering is expected to close on or about April 28, 2022, subject to the satisfaction of customary closing conditions.

Aegis Capital Corp. is acting as the Exclusive Placement Agent in connection with the offering.

Additional details regarding the offering will be available in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the "SEC").

The shares of common stock and warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock and the shares issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sunshine Biopharma

Severe Acute Respiratory Syndrome-Coronavirus-2 (SARS-CoV-2) is the causative agent of the ongoing COVID-19 pandemic that has claimed the lives of over 6.2 million people worldwide since it first appeared in December 2019. Sunshine Biopharma is working on the development of a treatment for COVID-19 and has completed the synthesis of four potential inhibitors of PLpro and subsequently identified a lead compound, SBFM-PL4. In addition, the Company recently expanded its research efforts into finding other PLpro inhibitors by entering into a collaboration agreement with the University of Arizona. The collaboration is focused on determining the in vivo safety, pharmacokinetics, and dose selection properties of three University of Arizona owned PLpro inhibitors, followed by efficacy testing in mice infected with SARS-CoV-2. The Company holds the first option to negotiate for a commercial, royalty-bearing license for all intellectual property developed by University of Arizona under the research project.

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In addition to working on the development of a treatment for COVID-19, Sunshine Biopharma is engaged in the development of Adva-27a, a unique anticancer compound. Tests conducted to date have demonstrated the effectiveness of Adva-27a at destroying Multidrug Resistant Cancer Cells, including Pancreatic Cancer cells, Small-Cell Lung Cancer cells, Breast Cancer cells, and Uterine Sarcoma cells. Clinical trials for Pancreatic Cancer indication are planned to be conducted at McGill University’s Jewish General Hospital in Montreal, Canada. Sunshine Biopharma is owner of all patents and intellectual property pertaining to Adva-27a.

Cautionary Note Regarding Forward Looking Statements

This press release and statements of the Company's management made in connection therewith contain "forward-looking statements" (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the offering described herein. Words such as "may", "could", "expects", "projects," "intends", "plans", "believes", "predicts", "anticipates", "hopes", "estimates" and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company's control. Actual results (including the anticipated benefits of the offering described herein) may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in the Company's filings with the SEC. The Company's SEC filings can be obtained free of charge on the SEC's website at www.sec.gov. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

For Additional Information:

Sunshine Biopharma Media Contacts:

TraDigital IR

Direct Line: 917-633-8980

investors@sunshinebiopharma.com

Sunshine Biopharma Inc. Contacts:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

www.sunshinebiopharma.com

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